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                                                                   Exhibit 10.44



                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     First Amendment to Employment Agreement (this "AMENDMENT"), dated as of January 12, 2000 and effective as of the Effective Time (as defined below), between Precision Response Corporation, a Florida corporation ("EMPLOYER"), and Richard D. Mondre ("EMPLOYEE"). "EFFECTIVE TIME" has the meaning set forth in the Merger Agreement described below.


     Employer currently employs Employee pursuant to that certain Employment Agreement, dated as of April 1, 1999, between Employer and Employee (the "AGREEMENT");

     Employer has entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with USA Networks, Inc., a Delaware corporation ("USAi") and a wholly-owned subsidiary of USAi ("MERGER SUB"), pursuant to which Employer has agreed to merge with and into Merger Sub, subject to certain terms and conditions. It is a material condition to such merger (the "MERGER") that Employee enter into this Amendment, and Employee has agreed to enter into this Amendment in consideration of, among other things, the benefits to be received by the Employee is connection with the Merger.

     The parties agree that the Agreement shall be amended effective on and after the Effective Time (whether or not the Employee continues to be employed by the Employer at such time) as follows:

     1. (a) Section 5.C. of the Agreement is deleted in its entirety, and Employee hereby waives and releases any and all rights or benefits that he may now have to be granted any stock options thereunder commencing after December 31, 1999 (but excluding the year ended December 31, 1999 in which it acknowledged Employee was granted stock options thereunder).

          (b) At or immediately following the Effective Time and provided that Employee continues to be employed by the Company at such time, in consideration of Employee's entering into this Amendment and continued employment with the Company at the Effective Time, Employee shall be granted under USAi's 1997 Stock and Annual Incentive Plan a non-qualified stock option to purchase 25,000 shares of USAi common stock on standard terms and conditions for option grants by USAi to its employees.

     2. Section 9.A. of the Agreement is amended by adding the following language at the end of clause (i) thereof ", provided that Employee may only give such notice of resignation to Employer if David Epstein has ceased to be the Chief Executive Officer of the Company within the 90-day period immediately preceding the giving of such notice and is not serving as the Chief Executive Officer on the effective date of resignation specified in Employee's notice" and by changing the time period in clause (i) of Section 9A. from "ninety (90) days" to "thirty (30) days".







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     3.   The definition of "Constructive Termination" in the fifth sentence of
Section 9B. of the Agreement is amended by deleting the references to "Chairman of the Board" and to "Mark J. Gordon" is clause (z) thereof.

     4. Section 9C. of the Agreement is amended by adding after the clause "or because Employee resigns from Employee's employment" the following language: "to the extent permitted in Section 9A."

     5. The heading to Section 9E. of the Agreement is amended by deleting the words "or Expiration", and the language of Section 9E. is amended in all respects as necessary to delete any references to the payment of any amounts to Employee upon the expiration of the Employment Term pursuant to the terms of
Section 2 of the Agreement.

     6. The first sentence of Section 9F of the Agreement is amended by deleting clause (iii) in its entirety and is amended in all respects as necessary to delete any references to the payment of any amounts to Employee if Employer (or its successor) delivers to Employee a written notice of termination pursuant to Section 2 of the Agreement.

     7. Clause (i) of Section 11 of the Agreement is amended by replacing the words "for a period of 24 months after the date Employee ceases for any reason to be employed by "Employer" with "for two (2) years after the later of (x) the last day of the Initial Employment Term (if Employee ceases for any reason to be employed by Employer before the expiration of the Initial Employment
Term) and (y) the date on which Employee ceases for any reason to be employed by Employer". Clause (ii) of Section 11 of the Agreement is amended by replacing the words "competitive with the business of Employer" with the words "competitive with the business in which Employer is engaged or involved during the period that Employee is employed by Employer and, in the case of Severance Period, in which Employer is engaged or involved as of the date Employee ceases for any reason to be employed by Employer". The definition of "Severance Period" in Section 11 of the Agreement is amended and restated in its entirety as follows: "For purposes of this Section 11, the 'Severance Period' shall mean two (2) years after the later of (x) the last day of the Initial Employment Term (if Employee ceases for any reason to be employed by Employer before the expiration of the Initial Employment Term) and (y) the date on which Employee ceases for any reason to be employed by Employer."

     8. Section 13.D. of the Agreement is amended and restated in its entirety as follows:

          "For purposes of Section 10, 11, 12 and 13 of this Employment Agreement, the term 'Employer' includes the Employer and all wholly-owned subsidiaries of Employer."

     9. Section 14 of the Agreement is deleted in its entirety, and Exhibit "A" is deleted is its entirety.

    10. Section 18 of the Agreement is amended to delete the reference to the Registration Rights Agreement.




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     11.  Except as otherwise specifically modified by this Amendment, all terms, conditions and provisions of the Agreement shall remain effective and shall continue to operate in full force throughout the entire term of the Agreement, as amended hereby.

     12. This Amendment shall be governed by and construed pursuant to the laws of the State of Florida. Any and all disputes between the parties which may arise pursuant to the Agreement, as amended by this Amendment, will be heard and determined before an appropriate federal court in Florida, or, if not maintainable therein, then in an appropriate Florida state court.

     13. This Amendment may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

     14. If the Merger Agreement is terminated before the Effective Time, this Amendment shall be null and void and of no force or effect.

     The parties hereto have cause this Agreement to be duly executed as of the day and year first above written.




                                        PRECISION RESPONSE CORPORATION



                                        By:  /s/ David Epstein
                                           ---------------------------------
                                           Name:  David Epstein
                                           Title: Chief Executive Officer


                                        /s/ Richard D. Mondre
                                        -------------------------------------
                                        Richard D. Mondre



















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